Lithia Motors Announces Acquisition of Toyota Store, Sale of CJD Store

MEDFORD, OR -- (Marketwire - October 26, 2012) - Lithia Motors, Inc. (NYSE: LAD) announced that we acquired Bitterroot Toyota in Missoula, Montana. The store will be named Lithia Toyota of Missoula, and adds $45 million in estimated annual revenues. The new location complements our existing Chrysler Jeep Dodge store in Missoula, which was acquired in 2003. We now operate two of the four leading franchises in the community.

We also completed the divestitures of Lithia Chrysler Jeep Dodge of Renton and Lithia Hyundai of Renton, near Seattle, Washington. These locations were previously classified as held for sale and their results have been reclassified to discontinued operations, so there is no impact on our guidance as a result of their sale.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are excited to expand our presence in Montana, one of our strongest states. This store fits our core strategy of seeking exclusive franchises in our markets. We also completed the sale of two metropolitan market stores that lack the franchise exclusivity we seek in our portfolio."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 29 brands of new vehicles and all brands of used vehicles at 86 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748